Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY REORGANIZES SENIOR

MANAGEMENT

Moves Designed to Devote More Resources to Operations Outside Connecticut;

Mitchell Etess Named President and CEO of Mohegan Sun

Jeffrey Hartmann Named COO of Mohegan Sun

Leo Chupaska Named CFO of the Authority to Replace Hartmann

UNCASVILLE, CT (August 24, 2004) – The Mohegan Tribal Gaming Authority, or the Authority, the operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, announced today a reorganization of top management of its Mohegan Sun casino operation. The changes were implemented to enhance the organization’s ability to manage its expanding investments in operations outside Connecticut.

William J. Velardo, currently chief executive officer under the Authority, will continue in that position, but will be ceding ongoing management of Mohegan Sun to Mitchell Grossinger Etess, who will become president and chief executive officer of Mohegan Sun. Etess has been serving as Mohegan Sun’s executive vice president of marketing since 2000. Jeffrey E. Hartmann, currently executive vice president and chief financial officer of the Authority, will become executive vice president and chief operating officer of Mohegan Sun. Leo M. Chupaska, currently chief financial officer for the Mohegan Tribe, has been named to replace Hartmann as CFO of the Authority.

The Authority is also increasing its management capability to oversee its growing investments and operations outside Connecticut. Paul Brody, currently director of corporate development for the Authority, has been named vice president of corporate development, and that department will be expanded.

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“Bill Velardo has done an excellent job since 1995 of leading our casino operations to unparalleled success,” said Mark Brown, chairman of the Mohegan Tribal Council. “And Mitchell Etess has also been an invaluable manager and leader. While Bill will continue to lead and oversee all our casino operations, including Mohegan Sun, these changes will allow him to allocate more of his attention to guiding our investments in other states, leaving ongoing operations of Mohegan Sun in Mitchell’s and Jeff’s extremely capable hands.”

“Mitchell and Jeff have proven they have the ability, experience and vision to manage Mohegan Sun, and take it to an even higher level,” said Velardo. “And I am very excited about working closer with Leo Chupaska who has done an outstanding job as CFO of the Mohegan Tribe.”

In the past year, the Mohegan Tribe and the Authority announced partnerships in the development of two proposed casinos outside Connecticut, one with the Menominee Indian Tribe in Kenosha, Wisconsin, and more recently with the Cowlitz Indian Tribe of southwest Washington. In Wisconsin, the Mohegan Tribe will serve as lender to the development company and be a member of the development board directing the Menominee casino project. In Clark County, Washington, the Authority has entered into a joint venture which is currently negotiating for the rights to develop and/or manage a new casino that will be owned and operated by the Cowlitz Indian Tribe.

William J. Velardo brings 28 years of experience in the gaming industry to his position as chief executive officer of MTGA. Velardo was hired by the Authority in October 1995 as executive vice president and general manager to plan for the opening of Mohegan Sun in 1996, and was promoted to CEO in January 2000.

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Mitchell Grossinger Etess joined the Authority as a member of the casino’s pre-opening team in 1996 and was responsible for marketing, food and beverage, entertainment, and hotel operations. Prior to his position at the Authority, he served as vice president of marketing at Players Island Resort/Casino/Spa in Nevada. From 1988 to 1994, Etess was employed at Trump Plaza Hotel & Casino in Atlantic City, rising through the ranks from public relations manager to senior vice president of marketing. Previously, he was a partner in the advertising and public relations firm of Gordon Etess Associates in Pinehurst, North Carolina after serving as general manager at CCA/Holly Inn in Pinehurst.

Jeffrey E. Hartmann, currently executive vice president of finance and chief financial officer of the Authority, has been with the Authority since December 1996. In his current position, he is responsible for day-to-day accounting, financial reporting to the Securities Exchange Commission, and bondholder and banking relations. In addition, he oversees Mohegan Sun’s information systems, as well as its table games, slots, keno and Race Book. Hartmann has 13 years of experience in the casino and hotel industry. Prior to joining the Authority, he served as vice president of finance for Foxwoods Management Company from August 1991 to December 1996. A certified public accountant, Hartmann was employed by PricewaterhouseCoopers LLP as an audit manager from 1984 to 1991.

Leo M. Chupaska, chief financial officer for the Mohegan Tribe, has been with the Tribe since September 1996. He is responsible for the day-to-day management of financial operations at the Tribe, as well as all financial reporting, information systems management, purchasing and asset management, and bondholder and banking relations. He is also a member of the Financial Advisory Group of the Mohegan Tribal Gaming Authority’s Audit Committee. Prior to joining the Mohegan Tribe, he served as director of financial services for Lawrence and Memorial Hospital in New London, Connecticut. Leo is a Certified Public Accountant.

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About Mohegan Sun and the Authority

The Authority is an instrumentality of the Mohegan Tribe of Indians of Connecticut, a federally recognized Indian tribe with an approximately 405-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 240-acre site on the Tribe’s reservation. The Tribe’s gaming operation is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.0 million square foot facility, which includes the Casino of the Earth, Casino of the Sky, the Shops at Mohegan Sun, a 10,000-seat Arena, a 300-seat Cabaret, meeting and convention space and an approximately 1,200-room luxury hotel. More information about Mohegan Sun and the Authority can be obtained by visiting www.mohegansun.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can sometimes be identified by the Authority’s use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information may involve important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. Information concerning potential factors that could affect the Authority’s financial results are included in the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2003, as well as the Authority’s other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved.

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